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Ex12a
                                  IDACORP, Inc.
                          Consolidated Financial Information
                 Supplemental Ratio of Earnings to Fixed Charges



                                            Twelve Months Ended December 31,
                                                 (Thousands of Dollars)

                                             1996         1997         1998        1999          2000
Earnings, as defined:
  Income before  income taxes           $  135,247   $  133,570    $ 133,806   $ 137,021    $ 210,701
  Adjust for distributed income of
  equity investees                          (1,413)      (3,943)      (4,697)       (837)      (3,116)
  Equity in loss of equity method
  investments                                    0            0          458         435          186
  Minority interest in losses of
  majority owned subsidiaries                    0            0         (125)        (37)      (1,468)
  Supplemental fixed charges, as
  below                                     73,018       72,208       72,496      74,800       75,804

  Total earnings, as defined            $  206,852   $  201,835    $ 201,938   $ 211,382    $ 282,107

  Fixed charges, as defined:
  Interest charges                      $   57,348   $   60,761    $  60,677   $  62,975    $  63,339
  Preferred stock dividends of
  subsidiaries- gross up-IDACORP
  rate                                      12,079        7,891        8,445       8,313        8,886
  Rental interest factor                       991          982          801         955        1,036

  Total fixed charges                       70,418       69,634       69,923      72,243       73,261

  Supplemental increment to fixed
  charges*                                   2,600        2,574        2,573       2,557        2,543

  Total supplemental fixed charges      $   73,018   $   72,208    $  72,496   $  74,800    $  75,804

  Supplemental ratio of earnings to
  fixed charges                             2.83 x       2.80 x       2.79 x      2.83 x        3.72x

  *Explanation of increment - Interest on the guaranty of American Falls
      Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.

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